Exhibit 5(b) and 8

                                  REID & PRIEST LLP
                                 40 West 57th Street
                              New York, New York  10019


                                                       February 16, 1996


          Minnesota Power & Light Company
          30 West Superior Street
          Duluth, Minnesota  55802


          Dear Sirs:

                    Referring to the proposed registration of (i) Quarterly Income Preferred Securities (Preferred Securities) of MP&L
          Capital I (Trust) having an aggregate liquidation preference of up to $125,000,000, such Preferred Securities to be offered in an underwritten public offering; and (ii) a Guarantee of Minnesota Power & Light Company (Company) with respect to the Preferred Securities; and the issuance and sale to the Trust of up to $125,000,000 in aggregate principal amount of the Company's Junior Subordinated Debentures (Debentures) pursuant to the terms of an indenture from the Company to The Bank of New York, as trustee (Indenture), as contemplated in the Registration Statement (Registration Statement) on Form S-3 to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that:

               1. All requisite action necessary to make the Guarantee a valid, legal and binding obligation of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Guarantee and the Guarantee shall have been duly executed and delivered;

               2. All requisite action necessary to make the Debentures valid, legal and binding obligations of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Debentures, the Indenture shall have been executed and delivered, and the Debentures shall have been issued and delivered to the Trust;

          in each case, except as such may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and by general principles of equity.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Minnesota. As to all matters of Minnesota law, we have relied with your consent upon an opinion of even date herewith addressed to you by Philip R. Halverson, Esq., General Counsel and Corporate Secretary to the Company.

                    We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences" in the prospectus constituting a part of the Registration Statement.

                    We hereby consent to the use of our name in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Reid & Priest

                                                  REID & PRIEST LLP